HEI Exhibit 10.9(a)

AMENDMENTS TO THE HAWAIIAN ELECTRIC INDUSTRIES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

FREEZING BENEFIT ACCRUALS EFFECTIVE DECEMBER 31, 2008

The following amendments are made to the Hawaiian Electric Industries, Inc. Supplemental Executive Retirement Plan (the “Plan”), which was restated effective January 1, 2009, to comply with final regulations under Section 409A of the Internal Revenue Code of 1986, as amended.

1.	The following paragraph is added to the end of the Prologue to the Plan:

The Plan is frozen effective December 31, 2008. After that date, there will be no new Participants in the Plan, and no further benefits will accrue to any Participant.

2.	The following is added at the end of Section 1.18:

Solely for purposes of determining a Participant’s Primary Social Security Benefit, each active Participant whose benefit is frozen December 31, 2008, shall be treated as having Separated from Service December 31, 2008.

3.	Section 2.1(a) of the Plan is amended and restated in its entirety to read as follows:

(a) Credited Service shall be granted for the period of time beginning with the initial date on which the Participant commenced employment with an Associated Company and ending on the date the Participant has a Separation from Service with all the Associated Companies; provided, however, that no Credited Service shall be granted for any period after December 31, 2008.

4.	The text of Article III, Eligibility, is amended and restated in its entirety to read as follows:

An officer of an Associated Company shall be a Participant only if and as of when the officer’s participation in the Plan has been approved by the Committee (provided that, if no effective date of participation is specified, participation shall commence as of the date of such approval and provided further that participation shall not commence before the Participant first performs an hour of service for the Company or an Associated Company). However, except as may be provided in an addendum to the Hawaiian Electric Industries, Inc. Excess Pay Plan for a specific Participant, in no event may a Participant who is entitled to a benefit under this Plan also be eligible to participate in the Hawaiian Electric

Industries, Inc. Excess Pay Plan. Subject to Section 9.2 of this Plan, a Participant shall not be entitled to a benefit under this Plan except to the extent the Participant is vested in the Retirement Plan or, in respect of those Participants who first participated in the Plan after 2008, unless and until the Participant has completed five years of continuous participation in the Plan.

5.	The following is added at the end of Section 5.1(a):

As part of the freeze of benefit accruals effective December 31, 2008, the offsets in clauses (ii)(2) and (3) above for benefits payable from the Retirement Plan and the American Savings Bank Retirement Plan shall be computed based on the benefits accrued as of December 31, 2008.

6.	The text of Section 5.3, Postponed Retirement Income, is amended and restated in its entirety to read as follows:

If a Participant remains employed subsequent to the Participant’s Normal Retirement Date and has a Separation from Service on a Postponed Retirement Date, the Participant’s retirement income shall be computed based upon the Participant’s Credited Service and Final Average Compensation (including Credited Service and Final Average Compensation credited subsequent to the Participant’s Normal Retirement Date) as of the Participant’s Postponed Retirement Date.

The foregoing amendments shall be effective December 31, 2008.

TO RECORD the adoption of these amendments, Hawaiian Electric Industries, Inc. has executed this document December 8, 2008.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By	/s/ Patricia U. Wong
Its Vice President-Administration